UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nuveen Ohio Quality Municipal Income Fund (NUO)

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October 9, 2019

Dear Shareholder,

You recently may have received a letter from Saba Capital Management, a hedge fund manager that is trying to force Nuveen Ohio Quality Municipal Income Fund (NYSE:NUO) to take actions that produce a short-term gain for Saba and its hedge fund investors at your expense.

Saba’s letter contains misinformation about NUO in an effort to get you to support Saba’s proposals at your fund’s upcoming annual shareholder meeting on December 5th. Show Saba that it can’t play fast and loose with the facts: Return your WHITE proxy card today and vote “FOR” your Board-approved nominees and “AGAINST” Saba’s proposal to restructure your Board.

Saba cites NUO’s double-digit average discount last year as evidence your fund is not performing well. What Saba doesn’t tell you is that 80% of municipal closed-end funds traded at a discount in 2018, more than half of these at double-digit discounts. Fact: Your fund has outperformed its closed-end AND mutual fund peers:

•	Superior 1,3,5,10 year returns vs. Lipper peer average market price and NAV returns;
•	Superior 1,3,5,10 year returns on market price vs. average returns of lowest cost share classes of Ohio municipal bond mutual funds

Rather than seeing it as a sign of something wrong, many investors recognized last year’s closed-end fund discounts as an unprecedented buying opportunity – including one of Saba’s founding partners, who was quoted in the press saying so. For NUO shareholders, this represented an opportunity to obtain Ohio municipal bond exposure at attractive prices. NUO’s discount as of Sept. 30, 2019 was 8.4%.

Saba also claims your fund is charging high fees by quoting an expense ratio that doesn’t include all of NUO’s assets. Fact: NUO’s 0.65% expense ratio (excluding interest) on managed assets is in line with both its Lipper closed-end fund peer average AND the median of lowest cost share classes of Ohio municipal bond mutual funds, and comparable to the institutional share class of Nuveen’s Ohio municipal bond mutual fund.

Saba would have you believe that its actions are about improving fund governance. Fact: Saba sells out for a quick profit when a fund acquiesces to its demands and moves on to the next target, leaving long-term fund investors like you footing the bill: capital gains tax liabilities, a smaller fund with a higher expense ratio and diminished income and return potential over time.

Unlike Saba’s inexperienced slate of nominees, your diverse and highly qualified Board has extensive closed-end fund experience and a track record of acting to enhance NUO long-term shareholder value and address discounts, including: substantial share repurchases last year; fund mergers; innovative fund pricing; and industry-leading tax-exempt financing transactions.

Help us protect your fund and the interests of long-term investors like yourself. Please use the WHITE proxy card and vote “FOR” your Board-approved nominees and “AGAINST” Saba’s proposal to restructure the board. Please discard the GOLD proxy card. Voting takes just a few minutes and can be done on-line, by phone or mail.

Thank you for your continued support.

Sincerely,

Terence J. Toth

Chair, The Board of Trustees of Nuveen Ohio Quality Municipal Income Fund

Performance information as of September 30, 2019 represents past performance and is no guarantee of future results. Market price and net asset value (NAV) of common shares will fluctuate with market conditions. Current performance may be higher or lower than the performance shown.